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                                                                    Exhibit 23.1

Independent Auditors' Consent



We consent to the incorporation by reference in this Registration Statement of Westbank Corporation on Form S-2 of our report dated January 29, 1999 (July 30, 1999 as to the merger described in Note 1), included in the Annual Report on Form 10-K/A of Westbank Corporation for the year ended December 31, 1998, and to the use our report dated January 29, 1999 (July 30, 1999 as to the merger described in Note 1), appearing in and incorporated by reference in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.


Deloitte & Touche LLP
Hartford, Connecticut
August 26, 1999